UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 14, 2012

Reynolds American Inc.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street,

Winston-Salem, NC 27101

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 336-741-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities.

On March 14, 2012, Reynolds American Inc., referred to as RAI, announced that it and several of its operating companies, including R. J. Reynolds Tobacco Company and RAI Services Company, have completed a business analysis designed to identify resources to reinvest in the businesses to sustain their growth momentum. As a result of this initiative, the total U.S. workforce of RAI and its subsidiaries will decline by a net of approximately 10% upon the completion of the restructuring by the end of 2014. Job eliminations, a majority of which are voluntary, during that period will be partially offset by the hiring of new employees as and where needed.

As a result of the restructuring and workforce reduction, cash severance, benefits and related costs of approximately $110 million will be recorded as a charge during the first quarter of 2012. Additionally, the first quarter charge will include associated non-cash pension and postretirement expenses. Cost savings related to the restructuring are expected to be approximately $25 million during 2012 and increasing to approximately $70 million in 2015.

A copy of the press release announcing the restructuring charge and workforce reduction is attached to the Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

99.1	Press Release of Reynolds American Inc., dated March 14, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.

By	: /s/ Frederick W. Smothers
	Name:	Frederick W. Smothers
	Title:	Senior Vice President and Chief Accounting Officer

Date: March 14, 2012

INDEX TO EXHIBITS

Number	Exhibit

99.1	Press Release of Reynolds American Inc., dated March 14, 2012.